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Excerpts from Transcript of Liberty Media Corporation Earnings Call Held on November 8, 2016

Jeffrey Wlodarczak, Analyst, Pivotal Research Group LLC

. . . I wanted to focus on F1. Greg, I was hoping you could comment on the potential for you all to create an F1 OTT product. At least to me it seems like something that could generate very attractive potential upside. Is that something you could roll out fairly quickly in the context of your F1 broadcast current rights? And then, I’ve got a follow-up.

Gregory B. Maffei, President, Chief Executive Officer & Director, Liberty Media Corp.

Thanks, Jeff. I think we’re also very excited about the idea to try and utilize the massive amounts of video feed and data that we have in a premium-type product. And given the global nature and extremely dedicated fan base we have, it would seem like an OTT product is something that makes a lot of sense for them and us.

We do have some things to work through on rights. I don’t think they’re impenetrable, but there’re things to be worked through. And we also just need to do — work out relationships with the teams and how we handle it all. So, there’s not only some work on the product side, but there is some licensing work, but I don’t think it’s insurmountable. How exactly the form of any product may take or what we may do, I’m not yet sure, we’re still at early days. But I agree, there’s a lot of potential.

Jeffrey Wlodarczak

Thanks. And then more broadly at this point, is it reasonable to assume at F1 that perhaps you may have to take a step back financially before two steps forward as you’re investing or can you accelerate financial growth while you’re investing?

Gregory B. Maffei

I think we’re still trying to get a handle on that exactly. I don’t anticipate massive reduction in operating performance. There are some positives coming in including incremental broadcast revenue in some cases. But I do think we’ll be making some investments, but part of its in management, part of its in areas like the OTT product that you just mentioned. I don’t think those are going to be massively dilutive, but I do think we will be making investments.

. . .

Bryan Kraft, Analyst, Deutsche Bank Securities, Inc.

. . . [W]hen would . . . Formula 1 become [an] ATB…?

Gregory B. Maffei

. . . Formula 1 is a long way away.

Barton Crockett, Analyst, FBR Capital Markets & Co.

. . . First, on the arrangements with third-parties for the Formula 1 investment. Could you just give me the rationale for that? Is this mainly a way to help the owners of Formula 1 get cash quicker without having to be subject to a lock up or is there some idea that by using these third-parties that you might get people who would be longer term investors potentially than the core holders of Formula 1?

Gregory B. Maffei

. . . One is, yeah, the CVC group, the legacy owners, have been in for a long time. We did give them some cash and they made the bet that the continued ownership stake that they hold would grow under the management of Chase and Liberty. They’ve gotten some of that bounce already. But I think they see more upside. They’re talking about potentially selling something like a third of what they have left, which will leave them still with about half of what they had when we started being involved. We’ll see how those exact numbers shake out.

Importantly, one of the groups that’s being discussed as an investor to take some of their stake, instead of the minority of their stake, is the teams themselves. And we would consider that quite a positive in terms of anchoring our relationship and aligning our interest with the teams. I also think everybody is interested in getting long-term shareholders who are potentially additive to the business but certainly expect to be in for the long positive ride that we are anticipating. So, I think CVC and we are aligned on that.

. . .

Benjamin Daniel Swinburne, Analyst, Morgan Stanley & Co. LLC

. . . I wanted to come back to Formula 1, maybe for Mark. At this point with the margin loan I think closing next couple of days, is the financing all in place to close the second piece of the transaction, and any thoughts on permanent financing for the margin loan piece? I assume that’s something you’re going to keep sort of in perpetuity.

Mark D. Carleton, Chief Financial Officer, Liberty Media Corp.

Yeah, I think the financing is all in place right now. We, obviously, as we do with all of our companies, look at financing alternatives and different ways to be more efficient at our financing and more efficient and focused with our leverage, but everything is in place now to do what we need to do, and we’ll keep our eye on the markets and what’s happening. And when the time comes, certainly when we get to closing this transaction, we’ll be able to have a lot more direct involvement in that financing and what we do with it. But we’re paying attention.

Benjamin Daniel Swinburne

And then on just on tax. The tax position at Formula 1 as it gets folded into Liberty, very free cash flow generative business, I noted there are some tax assets — well, not tax assets but some tax losses in your proxy filing. What do you expect if any leakage in terms of up-streaming cash flow out of Formula 1 to the parent over time? Should we be assuming that’s sort of tax free? Are we looking at a UK tax rate? Any helpful thoughts would be helpful.

Albert E. Rosenthaler, Chief Corporate Development Officer, Liberty Media Corp.

. . . With respect to Formula 1, we retain their tax NOLs and position with respect to taxability in the UK. As we noted earlier, there are some changes anticipated in the UK tax rates and with respect to the utilization of losses and interest deductions. So, that will have a modest increase in the UK taxes. We were able to set up the acquisition structure such that we do not believe there is any incremental tax on the repatriation of earnings back to the U.S., though.

. . .

[T]hat should have been able to replicate their structure.

Benjamin Daniel Swinburne

. . . And then lastly, just the FIA, can you just maybe spend a minute on the relationship between the FIA and Formula 1, and whether you — I’m assuming you do, but just any color on the approval of the FIA for this transaction. I think the deal closing is subject to their approval.

Gregory B. Maffei

You’re correct, it is subject to their approval. Chase Carey and I have met with the FIA, in particular, Jean Todt, the head of the FIA, several times and had good conversations with him. We’re proceeding forward with the necessary processes they have for change of control, and I have every reason to believe we’ll have a favorable outcome.

. . .

Thomas W. Eagan, Analyst, Telsey Advisory Group LLC

And then, separately on Liberty Media. With the investment in F1, what does that mean regarding the Live Nation investment? Is that still fit in the current vehicle and are there operational synergies between F1 and Live Nation?

Gregory B. Maffei

I think there are — I’ll handle the second part first, I think there are places where Live Nation can be helpful to Formula 1. There are some involvements already. For example, Live Nation has helped organize concerts around some of the racing events. Live Nation has helped with some of the general venue and set up and event processes and event ticketing and the like, for example, in Singapore. And there are places I think that they can be positive for each other but particularly where Live Nation can help Formula 1. F1 and Live Nation are not in the same business. I think that stake is important, but obviously, the stake in Live Nation is smaller than the stake in F1. We’ll see where the — or what the eventual size of our F1 business will be, we’ll see where the right place for that is.

. . .

Jason Boisvert Bazinet, Analyst, Citigroup Global Markets, Inc.

. . . [W]hen you announced the Formula 1 transaction, I don’t remember you guys ever sort of explicitly citing the value of tax assets. We just got that the tax rate would be low and you could repatriate it back to the U.S., I remember that. But is there an explicit value that we’re missing when we think about the value of this asset?

Gregory B. Maffei

. . . [T]here is no explicit tax asset other than I think we have, as we said, an attractive low tax rate structure and a full basis in our ability to repatriate capital.

Albert E. Rosenthaler

There are some losses.

Gregory B. Maffei

There are - Albert, there’s some losses . . .

Albert E. Rosenthaler

There’s some losses, but it’s not as large as - the overall rate is quite low given the structure that we have.

Gregory B. Maffei

There’s not a significant tax asset at all.

. . .

Matthew J. Harrigan, Analyst, Wunderlich Securities, Inc.

. . . You’ve got so much going on over at F1 as well, and I know they’re working with Qualcomm Snapdragon Flight and all that on some of these new toys. How do you feel about how the rights for new technologies and new modes of viewing and experience get divvied up between the teams and the leagues, is that something that — I mean, the ownership structure over at F1 is so complicated . . . I know it’s kind of a fuzzy question, but there’s just so much potential there.

Gregory B. Maffei

Yeah. I don’t think we have so much of an issue at F1 where I think we have much clearer title and much clearer path on rights.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed acquisition by Liberty Media Corporation (“Liberty”) of Delta Topco Limited (“Delta Topco”) and its Formula 1 business (the “proposed acquisition”), the realization of expected synergies and benefits from the proposed acquisition, market potential, future third party investments in Formula 1, future financial prospects, matters relating to changes in UK tax law, business strategies relating to Formula 1 (including with respect to content distribution), new opportunities for commercial partnerships, and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed acquisition.  These forward-looking statements speak only as of the date of the foregoing communication, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to Liberty’s business which may affect the statements made in this communication.

Additional Information

Nothing in the foregoing communication shall constitute a solicitation to buy or an offer to sell shares of Liberty’s Series C Liberty Media common stock or any other series of its common stock.  Liberty stockholders and other investors are urged to read the proxy statement (a preliminary filing of which has been made with the SEC) because it will contain important information relating to the proposed acquisition.  Copies of Liberty’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov).  Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed acquisition.  Information regarding the directors and executive officers of Liberty is available in its definitive proxy statement, which was filed with the SEC on July 8, 2016, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the proposed acquisition (a preliminary filing of which has been made with the SEC).  Free copies of these documents may be obtained as described in the preceding paragraph.